Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-267227
Relating to the Preliminary Prospectus Supplement dated May 6, 2025
(to Prospectus dated September 1, 2022)

$1,750,000,000

Starbucks Corporation

$750,000,000 4.500% Senior Notes due 2028
$500,000,000 4.800% Senior Notes due 2030
$500,000,000 5.400% Senior Notes due 2035

Pricing Term Sheet
May 6, 2025

Issuer:	Starbucks Corporation
Ratings (Moody’s/S&P):*	Baa1 (Negative Outlook) / BBB+ (Negative Outlook)
Format:	SEC Registered
Ranking:	Senior Unsecured
Trade Date:	May 6, 2025
Settlement Date:**	May 8, 2025 (T+2)
Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC
Co-Managers:

Academy Securities, Inc.

Blaylock Van, LLC

Fifth Third Securities, Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

J.P. Morgan Securities LLC

Loop Capital Markets LLC

Rabo Securities USA, Inc.

Standard Chartered Bank

Truist Securities, Inc.

Title:	4.500% Senior Notes due 2028 (the “2028 notes”)	4.800% Senior Notes due 2030 (the “2030 notes”)	5.400% Senior Notes due 2035 (the “2035 notes”)
Principal Amount:	$750,000,000	$500,000,000	$500,000,000
Maturity Date:	May 15, 2028	May 15, 2030	May 15, 2035
Interest Payment Dates:	May 15 and November 15, beginning November 15, 2025 (long first coupon)	May 15 and November 15, beginning November 15, 2025 (long first coupon)	May 15 and November 15, beginning November 15, 2025 (long first coupon)
Record Dates:	May 1 and November 1	May 1 and November 1	May 1 and November 1
Benchmark Treasury:	UST 3.750% due April 15, 2028	UST 3.875% due April 30, 2030	UST 4.625% due February 15, 2035
Benchmark Treasury Price/Yield:	99-29 3/4; 3.775%	99-27 3/4; 3.904%	102-15; 4.312%
Spread to Benchmark Treasury:	+77 basis points	+90 basis points	+110 basis points
Yield to Maturity:	4.545%	4.804%	5.412%
Coupon (Interest Rate):	4.500% per annum	4.800% per annum	5.400% per annum
Price to Public (Issue Price):	99.873%	99.981%	99.907%
Optional Redemption:

At any time prior to April 15, 2028 (one month prior to the maturity date of the 2028 Notes), the 2028 Notes will be redeemable in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to the greater:

●  100% of the aggregate principal amount of 2028 Notes to be redeemed; or

●  (a) the sum of the present value of the remaining scheduled payments of principal and interest on the 2028 Notes being redeemed, assuming that the 2028 Notes to be redeemed matured on April 15, 2028, discounted to the redemption date on a semiannual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate plus 15 basis points, less (b) interest accrued to the redemption date, plus, in either case, accrued and unpaid interest on the 2028 Notes being redeemed to, but excluding, the redemption date.

At any time prior to April 15, 2030 (one month prior to the maturity date of the 2030 Notes), the 2030 Notes will be redeemable in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to the greater:

●  100% of the aggregate principal amount of 2030 Notes to be redeemed; or

●  (a) the sum of the present value of the remaining scheduled payments of principal and interest on the 2030 Notes being redeemed, assuming that the 2030 Notes to be redeemed matured on April 15, 2030, discounted to the redemption date on a semiannual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate plus 15 basis points, less (b) interest accrued to the redemption date, plus, in either case, accrued and unpaid interest on the 2030 Notes being redeemed to, but excluding, the redemption date.

At any time prior February 15, 2035 (three months prior to the maturity date of the 2035 Notes), the 2035 Notes will be redeemable in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to the greater:

●  100% of the aggregate principal amount of 2035 Notes to be redeemed; or

●  (a) the sum of the present value of the remaining scheduled payments of principal and interest on the 2035 Notes being redeemed, assuming that the 2035 Notes to be redeemed matured on February 15, 2035, discounted to the redemption date on a semiannual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate plus 20 basis points, less (b) interest accrued to the redemption date, plus, in either case, accrued and unpaid interest on the 2035 Notes being redeemed to, but excluding, the redemption date.

	In addition, at any time and from time to time, on and after April 15, 2028, the 2028 Notes will be redeemable, at the Issuer’s option, in whole or in part at a redemption price equal to 100% of the principal amount of the 2028 Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.	In addition, at any time and from time to time, on and after April 15, 2030, the 2030 Notes will be redeemable, at the Issuer’s option, in whole or in part at a redemption price equal to 100% of the principal amount of the 2030 Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.	In addition, at any time and from time to time, on and after February 15, 2035 the 2035 Notes will be redeemable, at the Issuer’s option, in whole or in part at a redemption price equal to 100% of the principal amount of the 2035 Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.
Change of Control Repurchase:	Upon the occurrence of a change of control triggering event (which involves the occurrence of both a change of control and a related below investment grade rating of the 2028 notes by Moody’s and S&P), the Issuer will be required, unless the Issuer has exercised its option to redeem the 2028 notes, to make an offer to purchase the 2028 notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to, but excluding, the date of repurchase.	Upon the occurrence of a change of control triggering event (which involves the occurrence of both a change of control and a related below investment grade rating of the 2030 notes by Moody’s and S&P), the Issuer will be required, unless the Issuer has exercised its option to redeem the 2030 notes, to make an offer to purchase the 2030 notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to, but excluding, the date of repurchase.	Upon the occurrence of a change of control triggering event (which involves the occurrence of both a change of control and a related below investment grade rating of the 2035 notes by Moody’s and S&P), the Issuer will be required, unless the Issuer has exercised its option to redeem the 2035 notes, to make an offer to purchase the 2035 notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to, but excluding, the date of repurchase.
CUSIP/ISIN:	855244BN8 / US855244BN88	855244BL2 / US855244BL23	855244BM0 / US855244BM06

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each of the security ratings above should be evaluated independently of any other security rating.

**It is expected that delivery of the notes will be made against payment therefor on or about May 8, 2025, which is the second business day following the date hereof (such settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the first business day prior to the settlement date will be required, by virtue of the fact that the notes initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to the first business day prior to the settlement date should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You should rely on the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained by calling BofA Securities, Inc. toll-free at (800) 294-1322; Citigroup Global Markets Inc. toll-free at (800) 831-9146; Morgan Stanley & Co. LLC toll-free at (866) 718-1649; Scotia Capital (USA) Inc. toll-free at (800) 372-3930.